EXHIBIT 4.42
Private & confidential
Dated: 9th May, 2011
FBB-FIRST BUSINESS BANK S.A.
- and -
NEWLEAD PROSPERITY INC.

LOAN AGREEMENT
relating to a term loan facility of up to US$12,000,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is dated 9th day May, 2011 made BETWEEN:
1.	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece, as lender (hereinafter called the “Bank”, which expression shall include its successors and assigns); and
2.	NEWLEAD PROSPERITY INC., a company organised and existing under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960, as borrower (hereinafter called the “Borrower”, which expression shall include its successors)
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose: This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a term loan of up to the lesser of: (a) $12,000,000 (Dollars twelve million), (b) 55% of the Market Value of the Prosperity Vessel and (b) 55% of the Purchase Price of the Prosperity Vessel, by way of one (1) Advance for the purpose of financing part of the Purchase Price of the Prosperity Vessel by the Borrower pursuant to the Bareboat Charterparty.
1.2	Definitions: In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties, in this Clause and in Clause 11.1 shall have the meaning given to it in the recital of the parties, in this Clause and:
“Accounts” means together the Prosperity Earnings Account, the Spartounta Earnings Account and the Retention Account, and “Account” means any of them as the context may require;
“Accounts Pledge Agreements” means together the Prosperity Accounts Pledge Agreement and the Spartounta Accounts Pledge Agreement and “Accounts Pledge Agreement” means either of them as the context may require;
“Advance” means each borrowing of a proportion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing outstanding at any relevant time hereunder;

“Aggregate Indebtedness” means the aggregate of (a) the Loan outstanding under this Agreement and (b) the principal loan amount outstanding under the Spartounta Loan Agreement;
“Availability Period” means the period starting on the date hereof and ending on the 31st day of May, 2011 or until such later date as the Bank may agree in writing or on such earlier date (if any), (i) on which the whole of the Commitment has been advanced by the Bank to the Borrower, or (ii) on which the Commitment is fully cancelled or reduced to zero pursuant to Clauses 9.8 or 12.1, 12.2 or any other Clause of this Agreement;
“Bank” means the Bank as specified in Recital (1) of this Agreement and includes its successors in title and transferees;
“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for business in London, New York City, Piraeus and Athens (or any other relevant place of payment under Clause 5);
“Bareboat Charterparty” means dated 24th September, 2010 entered into between Seller, as owners and the Borrower, as charterers, and the Borrower, as buyers in respect of the sale by Seller and the purchase by the Borrower of the Prosperity Vessel and any and all addenda thereto;
“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
“Borrower” means the Borrower as specified in the preamble of this Agreement;
“Charterparty Assignment” in relation to a Vessel means the assignment of any Long Charterparty relevant to such Vessel, executed or (as the context may require) to be executed by the Owner in favor of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented (together the “Charterparties Assignments”);

“Charterparty Assignment Acknowledgement” means the acknowledgement of notice of the assignment in respect of the relevant Long Charterparty to be given by the relevant charterer, in the form scheduled to the relevant Charterparty Assignment (together the “Charterparties Assignments Acknowledgements”);
“Classification” in relation to each Vessel means the classification specified to in the Mortgage registered or to be registered on such Vessel with the relevant Classification Society or, in either case, such other classification as the Bank shall, at the request of the Owner of such Vessel, have agreed in writing to be treated as the Classification for the purposes of the Security Documents;
“Classification Society” means, in respect of each Vessel, RINA, American Bureau of Shipping, Lloyds Register of Shipping, Bureau Veritas, Det Norske Veritas, NKK or such other classification society which is a member of IACS and which the Bank shall, at the request of the Owner of such Vessel, have agreed in writing to be treated as the Classification Society for the purposes of the Security Documents;
“Compliance Certificate” means a certificate substantially in a form satisfactory to the Bank signed by the chief financial officer of the Group or, if the CFO is not available a director of the Newlead Corporate Guarantor;
“Corporate Guarantees” means together the Newlead Corporate Guarantee and the Spartounta Corporate Guarantee and any other guarantee to be given by any other Corporate Guarantor, and “Corporate Guarantee” means any of them as the context may require;
“Corporate Guarantors” means together the Newlead Corporate Guarantor and the Spartounta Owner and any other person nominated by the Borrower and acceptable to the Bank which may give a Corporate Guarantee and “Corporate Guarantor” means any of them as the context may require;
“Default” means any Event of Default or any event which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;
“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;
“Delivery” means the delivery of the Prosperity Vessel from the Seller to, and the acceptance of the Prosperity Vessel by, the Borrower pursuant to the Bareboat Charterparty;

“Delivery Date” means the date on which the Prosperity Vessel is unconditionally delivered to and accepted by the Borrower under the Bareboat Charterparty;
“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
“Dollar” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);
“Drawdown Date” means the day, being a Banking Day, on which the Loan is or, as the context may require, shall be advanced to the Borrower;
“Drawdown Notice” means a notice substantially in the terms of Schedule 1;
“Earnings” means in relation to a Vessel all earnings of such Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Vessel and any other earnings whatsoever due or to become due to the Owner in respect of such Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever such Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to such Vessel;
“Earnings Accounts” means together the Prosperity Earnings Account and the Spartounta Earnings Account and “Earnings Account” means either of them as the context may require;
“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;
“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the

Borrower or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;
“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;
“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;
“Environmental Claim” means (i) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non- compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);
“Environmental Incident” means (i) any release of Material of Environmental Concern from either Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between either Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Vessel, the Owner thereof and/or the Manager of such Vessel are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than a Vessel and where a Vessel is actually liable to be arrested as a result and/or where the Owner thereof and/or the Manager of such Vessel are actually at fault or otherwise liable;
“Event of Default” means any events or circumstances set out in Clause 9.1 to 9.7 (incl.) or described as such in any other of the Security Documents;
“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents;
(b)	the expenses referred to in Clause 10.2; and
(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Bank from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank save in case of manifest error);
“Final Maturity Date” means in relation to the Loan the date falling twenty four (24) months after the Drawdown Date;
“Flag State” in relation to each Vessel means the Republic of Liberia or such other state or territory proposed in writing by the Borrower to the Bank and approved (at its reasonable discretion) by the Bank, as being the “Flag State” of such Vessel for the purposes of the Security Documents;
“GAAP” means generally accepted accounting principles in the United States of America;
“General Assignments” means together the Prosperity General Assignment and the Spartounta General Assignment and “General Assignment” means either of them as the context may require;
“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;
“Group” means the Newlead Corporate Guarantor and its Subsidiaries (whether direct or indirect and including, but not limited to, the Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;
“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;
“Insurances” means in respect of a Vessel all policies and contracts of insurance and reinsurances for captive company, if applicable, (including, without limitation, all entries of such Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such Vessel and its earnings or otherwise howsoever in connection with such Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;
“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;
“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
“ISSC” in relation to a Vessel means an International Ship Security Certificate issued in respect of such Vessel pursuant to the ISPS Code;
“Lending Branch” means the office of the Bank appearing at the beginning of this Agreement or any other office of the Bank designated by the Bank as the Lending Branch by notice to the Borrower;

“LIBOR” means, for an Interest Period:
(a)	the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuter BBA LIBOR01 at or about 11 a.m. London time on the Quotation Day (or, if the Bank shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Bank may determine) (and, for the purposes of this Agreement, “Reuter BBA LIBOR01” means the display designated as “LIBOR01” on the Reuters Service or such other page as may replace LIBOR01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars); and
(b)	if on such date no rate is quoted on Reuter BBA page LIBOR01, or if the rate quoted on Reuter BBA page LIBOR01 does not reflect the Bank’s cost of funding, LIBOR for such period shall be the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum as the rate at which deposits in Dollars are offered to the Bank by leading banks in the London Interbank Market at the Bank’s request at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period and for delivery on the first Banking Day of it; if such rate cannot be obtained or determined or does not adequately represent the Bank’s cost of funding, then the provisions of clause 3.6 are applicable;
“Loan” means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Bank under this Agreement at any relevant time;
“Long Charterparty” in relation to a Vessel means any bareboat or time charter or contract of affreightment, agreement or related document in respect of the employment of such Vessel whether now existing or hereinafter entered into by the Owner thereof, as owner, and a charterer (of the approval of the Bank) for a period of at least 12 months and with rates and terms of the Bank’s approval (and shall include any addenda thereto);

“Management Agreement” in relation to each Vessel means the operating agreement made or to be made between the Owner thereof, as owner of such Vessel and the Manager providing (inter alia) for the Manager to manage such Vessel;
“Manager” in relation to each Vessel means for the time being Newlead Bulkers S.A., a company duly incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece (83 Akti Miaouli and Flessa Street, GR 185.38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 or any other person appointed by the Owner thereof, with the consent of the Bank, as the manager of such Vessel, and includes its successors in title;
“Manager’s Undertaking” in relation to each Vessel means an undertaking executed or (as the context may require) to be executed by the Manager in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented (together, the “Manager’s Undertakings”);
“Margin” means seven per cent (7%) per annum; and
“Market Value” in relation to a Vessel means the market value of such Vessel as determined in accordance with Clause 8.2(b);
“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;
“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;
“Mortgages” means together the Prosperity Mortgage and the Spartounta Mortgage and “Mortgage” means either of them as the context may require;

“Newlead Corporate Guarantor” means NewLead Holdings Ltd., a company duly incorporated under the laws of Bermuda, whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, and include its successors;
“Newlead Corporate Guarantee” means a guarantee given or, as the context may require, to be given by the Newlead Corporate Guarantor, as security for (inter alia) the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the Security Documents, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Operator” in relation to a Vessel means any person who is from time to time during the Security Period concerned in the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;
“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon (b) the Expenses and (c) all other sums of money from time to time owing by the Borrower to the Bank, including, without limitation, default interest, damages, indemnities, costs, expenses, whether actually or contingently under this Agreement and the other Security Documents;
“Operating Expenses” in relation to a Vessel means the expenses for crewing, victualling, insuring, maintenance (including dry-docking and special survey cost and expenses), spares, management, general and administrative expenses and any other relevant expenses necessary for the commercial operation of such Vessel which are reasonably incurred for a vessel of the size and type of such Vessel;
“Owner” in relation to a Vessel means the registered owner thereof as specified in the definition of such Vessel in this clause 1.2;
“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;
“Permitted Lien” means any lien on a Vessel for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty (as defined in the relevant Mortgage);
“Pledgor(s)” means the person(s) acceptable to the Bank who shall execute the Shares Pledge Agreement;

“Prosperity Accounts Pledge Agreement” means an agreement to be entered into between the Borrower and the Bank for the creation of a first priority pledge over the Prosperity Earnings Account and the Retention Account in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Prosperity Earnings Accounts” means the interest bearing account opened or, as the context may require to be opened with the Bank at the Lending Branch in the name of the Borrower or such other account with any other branch or any other bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Prosperity Vessel are to be paid in accordance with Clauses 11.5 and 8.5(b) and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Earnings Account in relation to such Vessel for the purposes of this Agreement;
“Prosperity General Assignment” means the first priority general assignment of all the Insurances and Earnings and Requisition Compensation of the Prosperity Vessel in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented, and respective notices of assignment;
“Prosperity Mortgage” means the first preferred Liberian ship mortgage on the Prosperity Vessel to be executed by the Borrower in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Purchase Price” means the amount appearing in Clause 33 of the Bareboat Charterparty i.e. Twenty four million five hundred thousand Dollars ($24,500,000) out of which the amount of Thirteen million six hundred nineteen thousand Dollars ($13,619,000) remains outstanding on the date hereof, as same shall be deducted in accordance with the clause 33 of the Bareboat Charterparty until the Delivery Date, and is payable to the Seller upon Delivery of the Prosperity Vessel on the Delivery Date;
“Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;
“Receiving Bank” means Deutsche Bank Trust Co. Americas (ex. Bankers Trust Company, New York), SWIFT address BKTRUS33, or such other bank in New York as the Bank may notify to the Borrower;

“Registry” in relation to a Vessel means the offices of such registrar, commissioner or representative of the Flag State who is duly authorised to register such Vessel, her Owner’s title to such Vessel and the relevant Mortgage over such Vessel under the laws and flag of the Flag State;
“Related Company” means any company member of the Group or other entity of which such company is a Subsidiary and any Subsidiary of any such company or entity;
“Relevant Party” means each Owner, the relevant Owner’s Related Companies, any other Security Party and any Security Party’s Related Companies;
“Relevant Ship” means the Vessels and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;
“Requisition Compensation” in relation to a Vessel means all sums of money or other compensation from time to time payable by reason of requisition of such Vessel otherwise than by requisition for hire;
“Retention Account” means an interest bearing account of the Borrower opened (or as the context may require) to be opened by the Borrower with the Bank or such other branch of the Bank or any other bank as may be required by and at the discretion of the Bank and designated “Newlead Prosperity Inc. — Retention Account” and includes any other account designated by the Bank to be a Retention Account for the purposes of this Agreement;
“Security Documents” means the documents referred to in Clause 11.1 and (where the context so permits) this Agreement and (b) any and every other document as may have been or shall from time to time after the date of this Agreement executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
“Security Party” means the Borrower, the Corporate Guarantors, the Manager, the Owners and any other person (other than the Bank) which is or may become a party to any of the Security Documents;
“Security Period” means the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement and the Security Documents have been repaid in full to the Bank;
“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time during the Security Period one hundred and twenty percent (120%) of the Aggregate Indebtedness;
Provided that during the period from the Drawdown Date to 31st December, 2012 the Security Requirement is hereby waived;
“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of (a) the aggregate Market Value of the Vessels as most recently determined in accordance with Clause 8.2(b), (b) the market value of any additional security provided to the Bank pursuant to Clause 8.2(a) (if any) and/or pursuant to Clause 8.2(a) of the Spartounta Loan Agreement (if any);
“Seller” means Prelude Shipmanagement Ltd., of Marshall Islands;
“Shares Pledge Agreement” in relation to the Borrower means the pledge agreement to be executed by the Pledgor(s) in favour of the Bank, whereby the Pledgors shall pledge all the issued share capital of the Borrower, in form and substance as the Bank may approve or require, as the same may from time to time be amended and/or supplemented;
“SMC” means a safety management certificate issued in respect of each Vessel in accordance with rule 13 of the Code;
“Spartounta Accounts Pledge Agreement” means an agreement to be entered into between the Spartounta Owner and the Bank for the creation of a second priority pledge over the Spartounta Earnings Account in favour of the Bank, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Spartounta Loan Agreement” means the loan agreement dated 2nd July, 2010, as amended, made between the Spartounta Owner, as borrower, and the Bank, as lender, for a secured loan facility of $24,150,000 out of which the amount of Twenty one million seven hundred fifty ($21,750,000) is outstanding at the date hereof (the “Spartounta Loan”);

“Spartounta Owner“ means Grand Spartounta Inc., a company organised and existing under the laws of the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
“Spartounta Corporate Guarantee” means a guarantee given or, as the context may require, to be given by the Spartounta Owner, as security for (inter alia) the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the Security Documents, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Spartounta Earnings Account” means the interest bearing account opened with the Bank at the Lending Branch in the name of the Borrower pursuant to the provisions of the Spartounta Loan Agreement or such other account with any other branch or any other bank, as may be required by and at the discretion of the Bank, to which (inter alia) all Earnings of the Spartounta Vessel are to be paid in accordance with Clauses 8.5.(b), 11.5 and 8.5(b) of the Spartounta Loan Agreement and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Earnings Account in relation to such Vessel for the purposes of this Agreement and the Spartounta Loan Agreement;
“Spartounta General Assignment” means the second priority general assignment of all the Insurances and Earnings and Requisition Compensation of the Spartounta Vessel, in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented, and respective notices of assignment;
“Spartounta Mortgage” means the second preferred Liberian ship mortgage on the Spartounta Vessel to be executed by the Spartounta Owner in favour of the Bank in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;
“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof

(except taxes concerning the Bank and imposed on the overall net income of the Bank) and “Taxation” shall be construed accordingly;
“Commitment” means the total amount which the Bank agreed to lend to the Borrower under Clause 2.1 as reduced by any relevant term of this Agreement;
“Total Loss” in relation to a Vessel means (a) actual, constructive, compromised or arranged total loss of such Vessel; or (b) requisition for title or other compulsory acquisition of such Vessel otherwise than by requisition for hire; or (c) hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation of such Vessel by any government or by any person acting or purporting to act on behalf of any government, unless such Vessel is released and restored to the Owner thereof within sixty (60) days after the occurrence thereof; and
“Vessels” means together:
(a)	the bulk carrier “NEWLEAD SPARTOUNTA”, built in Italy by Fincantieri Margnera in 1989, presently lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Spartounta Owner, and propelled by one oil internal combustion engine of 17,800 HP together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (herein, the “Spartounta Vessel”); and
(b)	the bulk carrier “NEWLEAD PROSPERITY”, built by Tianjin Xingang Shipbuilding Heavy Industries Co., Ltd. in China in 2003, purchased by the Borrower pursuant to the Bareboat Charterparty and which upon Delivery shall be lawfully registered under the laws and flag of the Republic of Liberia in the ownership of the Borrower and propelled by one oil internal combustion engine of 7,650 KW together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel (herein, the “Prosperity Vessel”); and
“Vessel” means either of them as the context may require.

1.3	Interpretation: In this Agreement:
(a)	clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;
(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;
(c)	reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;
(d)	where the context so admits, words in the singular include the plural and vice versa;
(e)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;
(f)	references to (or to any specified provisions of) this Agreement and all documents referred to in this Agreement shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;
(g)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;
(h)	reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;
(i)	reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be binding on the Borrower (save for manifest error and as provided otherwise herein);
(j)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;
(k)	references to any person include such person’s assignees and successors in title;
(l)	reference to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and
(m)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.
2.	THE FACILITIES
2.1	The Loan
(a)	Commitment to Lend: The Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrower, upon and subject to the terms of this Agreement, a term loan in the principal sum of up to $12,000,000 (Twelve million Dollars) as set out in clause 1.1.
(b)	Number and Purpose of Advances Agreed: The Commitment shall be advanced to the Borrower in one (1) Advance and shall be used for the purpose set forth in Clause 1.1.
(c)	Termination of the Commitment: Any part of the Commitment undrawn and uncancelled at the end of the relevant Availability Period shall thereupon be automatically cancelled.
2.2	Drawdown Notice and commitment to Borrow: Subject to the terms and conditions of this Agreement, the Commitment shall be made to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which such drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Bank and, once given, shall, subject as provided in Clause 3.6, be irrevocable.
2.3	Disbursement of the Loan: Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in such Drawdown Notice, make the Commitment available to the Borrower.
2.4	Application of Proceeds: The Borrower undertakes with the Bank to use the Loan only for the purposes stated in Clause 1.1 provided that, without prejudice to the Borrower’s obligations under Clause 8.1(e), the Bank shall have no responsibility for the application of the proceeds thereof by the Borrower, and the Bank shall not be under any obligation to monitor the Borrower’s compliance with this undertaking and no breach of this undertaking shall affect the Borrower’s other obligations hereunder.
2.5	Evidence: It is hereby expressly agreed and admitted by the Borrower that (save in case of manifest error) abstracts or photocopies of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall be conclusive binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.2(a), the payment or non payment of any amount. Nevertheless, enforcement procedures or any other Court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statements or certificates of the Bank.
3.	INTEREST
3.1	Normal Interest Rate: The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period.
3.2	Selection of Interest Period: The Borrower may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of one (1) or three (3) or six (6) or nine (9) months (subject to market availability) (or such other period as may be requested by the Borrower and as the Bank, in its sole discretion, may agree to).
3.3	Duration of Interest Period: Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrower pursuant to Clause 3.2 but so that:

(a)	the initial Interest Period in respect of the Loan will commence on the date on which the Loan is advanced and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;
(b)	the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;
(c)	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrower provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and
(d)	if the Bank determines that funds for the duration of an Interest Period specified by the Borrower in accordance with Clause 3.2 are not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrower, may determine;
provided always that:
(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and
(ii)	if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.
3.4	Default Interest: If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) subject to clause 3.6, LIBOR for such period, as conclusively determined by the Bank, save for manifest error. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.8(b) of the Agreement. Interest payable by the Borrower as aforesaid shall be compounded semi-annually (or if the period fixed by the Bank is longer, at the end of such longer period) and shall be payable on demand.
3.5	Notification of Interest and Interest Rate: The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. However, omission of the Bank to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Bank except in case of willful misconduct.
3.6	Market disruption — Non Availability
(a)	Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Bank (in its reasonable discretion) shall have determined (which determination shall be conclusive) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Bank shall forthwith give notice thereof (a “Determination Notice”) to the Borrower and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.

(b)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period Interbank Rate is not available; and/or
(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Bank determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the Interbank Rate; and
(iii)	before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.
(c)	Alternative basis of interest or funding:
(i)	If a Market Disruption Event occurs and the Bank or the Borrower so requires, the Bank and the Borrower shall enter into negotiations (for a period of not more than five (5) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.
(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Bank and all Security Parties.
(d)	Alternative basis of interest in absence of agreement: If the Bank and the Borrower will not enter into negotiations as provided in clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Bank shall set the following Interest Period and an interest rate representing the cost of funding of the Bank in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Bank, the Bank shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

(e)	Notice of prepayment: If the Borrower does not agree with an interest rate set by the Bank under Clause 3.6(d), the Borrower may give the Bank not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Bank.
(f)	Prepayment; termination of Commitment: A notice under Clause 3.6(e) shall be irrevocable; and on the last Banking Day of the interest period set by the Bank, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness.
(g)	Application of prepayment: The provisions of Clause 4 shall apply in relation to the prepayment made hereunder.
4.	REPAYMENT — PREPAYMENT
4.1	Repayment of the Loan. The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan in one amount on the Final Maturity Date together with accrued interest thereon and the balance of the Outstanding Indebtedness;
provided, that if the Final Maturity Date shall become due on a day which is not a Banking Day, the due date therefore shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.
4.2	Voluntary Prepayment. The Borrower shall have the right, upon giving the Bank not less than five (5) Banking Days’ notice in writing, to prepay, without penalty or prepayment fee, part or all of the Loan, in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided, that:
(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;
(b)	such prepayment may take place only on the last day of an Interest Period in respect of the Loan provided, however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each such prepayment shall be in an amount of One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of the Loan and will be applied by the Bank in or towards prepayment of the Loan;
(d)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;
(e)	no amount prepaid may be re-borrowed; and
(f)	the Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
4.3	Compulsory Prepayment in case of Total Loss or sale of the Prosperity Vessel.
(a)	On the Prosperity Vessel becoming a Total Loss:
(i)	prior to the advancing of the Commitment, the obligation of the Bank to advance the Commitment shall immediately cease and the Commitment shall be reduced to zero; or
(ii)	in case the Commitment has been already advanced, the Borrower shall prepay the Outstanding Indebtedness the latest on the date falling one hundred and eighty (180) days after that on which the Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security Documents) and any surplus of such insurance proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Spartounta Loan Agreement in or towards prepayment of the Outstanding Indebtedness (as defined in the Spartounta Loan Agreement).
For the purpose of this Agreement:
(aa)	an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which such Vessel was last reported;
(bb)	a constructive total loss shall be deemed to have occurred at the earlier of (a) date and time notice of abandonment of a Vessel is given to the insurers of such Vessel and (b) date and time claim for insurance indemnity has been submitted to the insurers of such Vessel and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether notice of abandonment of such Vessel has been given to the insurers of such Vessel or claim for insurance indemnity has been submitted to the insurers of such Vessel;
(cc)	a compromised or arranged total loss of a Vessel shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Vessel and the Owner and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether claim for insurance indemnity has been submitted to the insurers of such Vessel or a binding agreement as to such total loss has been entered into by the insurers of the Vessel and the Owner;
(dd)	Compulsory Acquisition of a Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and
(ee)	hijacking, theft, condemnation, capture, seizure, detention, arrest, or confiscation of a Vessel by any government or by any person acting or purporting to act on behalf of any government, which deprives the Owner thereof of the use of such Vessel for more than sixty (60) days shall be deemed to occur upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation occurred.
(b)	In case of sale or other disposal of the Prosperity Vessel, immediately upon completion of such sale or other disposal, the Borrower shall prepay the Outstanding Indebtedness in full and any surplus of such insurance proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Spartounta Loan Agreement in or towards prepayment of the Outstanding Indebtedness (as defined in the Spartounta Loan Agreement).
4.4	Compulsory Prepayment in case of capital raising.
The Borrower hereby undertakes to procure that in the event that the Newlead Corporate Guarantor proceeds with a successful raising of equity through a stock exchange of at least Forty million Dollars ($40,000,000) or with the issuance of a bond or a junk bond for at least Forty million Dollars ($40,000,000), upon completion of such equity raising part of relevant proceeds will be utilised to prepay the Outstanding Indebtedness in full.
In case of such prepayment and the Borrower is requesting the Bank to discharge the second preferred Liberian ship mortgage registered or to be registered over the Prosperity Vessel in security of the Borrower’s obligations under its guarantee granted or to be granted in security of the obligations of the Spartounta Owner under the Spartounta Loan Agreement, the Bank will consider such request subject to (a) prepayment to the Bank of an amount to be agreed between the Bank and the Borrower, which amount will be applied by the Bank in or towards prepayment of the Spartounta Loan and/or (b) provision to the Bank, to the satisfaction of the Bank, such further security for the Outstanding Indebtedness (as defined in the Spartounta Loan Agreement) as shall be acceptable to the Bank at its discretion.
4.5	Compulsory Prepayment in case of Total Loss, sale or other disposal of the Spartounta Vessel
(a)	In case of Total Loss or sale or other disposal of the Spartounta Vessel, the insurance or, as the case may be, sale or other disposal proceeds of such Vessel shall be applied by the Bank in accordance with the provisions of clause 4.3 of the Spartounta Loan Agreement in or towards prepayment of the Outstanding Indebtedness (as defined in the Spartounta Loan Agreement) and any surplus of such proceeds shall be applied by the Bank in accordance with the provisions of clause 4.3 in or towards prepayment of the Outstanding Indebtedness.
(b)	In case the Borrower is requesting the Bank to discharge the Second Spartounta Mortgage, the Bank will consider such request subject to (a) prepayment to the Bank of an amount to be agreed between the Bank and the Borrower, which amount will be applied by the Bank in or towards prepayment of the Spartounta Loan and (b) provision to the Bank, to the satisfaction of the Bank, such further security for the Outstanding Indebtedness as shall be acceptable to the Bank at its discretion.
4.6	Amounts payable on prepayment
Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 at a rate equal to the aggregate of the Margin and the cost to the Bank of funding the Loan), (b) any additional amount payable under Clause 5.3 and (c) all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.
5.	PAYMENTS, TAXES, ACCOUNTS AND COMPUTATION
5.1	Payments — No set-off or Counterclaims
(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and
(ii)	to the Receiving Bank for the account of the Bank, Account No. 04416740, SWIFT Code: FBBGGRAA, reference: Newlead Prosperity Inc.- Loan Agreement”, provided, however, that the Bank shall have the right to change the place of account for payment, upon fifteen (15) Banking Days’ prior written notice to the Borrower.
(b)	If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Bank under this Agreement or the other Security Documents.
5.2	Payments on Banking Days: All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the due payment or payments shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3	Gross Up: If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, (excluding tax withholdings on the Bank’s overall net income) the Borrower shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.
5.4	Mitigation: If circumstances arise which would result in an increased amount being payable by the Borrower under this Clause then, without in any way limiting the rights of the Bank under this Clause, the Bank shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Loan and the Security Documents to another office or financial institution not affected by the circumstances, but the Bank shall not take any such action if in its opinion, to do so would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation; or
(c)	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.
5.5	Tax credits: If the Bank receives for its own account a repayment or credit in respect of tax on account for which the Borrower has made an increased payment under this Clause, it shall pay to the Borrower a sum equal to the repayment or credit received, provided, always, that:

(a)	the Bank shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;
(b)	nothing in this Clause shall oblige the Bank to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;
(c)	nothing in this Clause shall oblige the Bank to make a payment which exceed any repayment or credit in respect of tax on account of which the Borrower has made an increased payment under this Clause; and
(d)	any allocation or determination made by the Bank under or in connection with this Clause shall be binding on the Borrower.
5.6	Loan Account: All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate memorandum account maintained by the Bank in accordance with its usual practices in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single memorandum account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in the mortgage.
5.7	Certificates Conclusive: It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies or other reproductions of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall (save for manifest error) be conclusive, binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable Interest Rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.2(a) and the payment or non payment of any amount.
5.8	Computation: All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES
6.1	Continuing representations and warranties. The Borrower hereby represents and warrants to the Bank that:
(a)	Due Incorporation/Valid Existence: the Borrower and each of the other Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Security Documents to which it is a party;
(b)	Due Corporate Authority: the Borrower has power to execute, deliver and perform its obligations under the Security Documents to which it is a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;
(c)	Litigation: no litigation, arbitration, tax claim or administrative proceeding involving a potential liability of the Borrower or any other Security Party in excess of $500,000 is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or any other Security Party, which, if adversely determined, would have a materially adverse effect on the business assets or the financial condition of any of them;
(d)	No conflict with other obligations: the execution and delivery of, the performance of their respective obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the

Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;
(e)	Financial Condition: the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;
(f)	No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);
(g)	Shipping Company: the Borrower is a shipping company involved in the owning of ships engaged in international voyages and earning profits in free foreign currency;
(h)	Licences/Authorisation: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorize, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;
(i)	Perfected Securities: when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in or over the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other relevant Security Parties;
(j)	No Notarisation/Filing/Recording: save for the registration of the relevant Mortgage in the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;
(k)	Validity and Binding effect: the Security Documents constitute (or upon their execution — and in the case of each Mortgage upon its registration at the relevant Registry — will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created;
(l)	Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto; and
(m)	Shareholdings: the Borrower is an indirectly wholly-owned Subsidiary of the Newlead Corporate Guarantor and shall remain so throughout the Security Period.
6.2	Initial representations and warranties. The Borrower hereby further represents and warrants to the Bank that:
(a)	Direct obligations — Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;
(b)	Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of the Security Parties to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;
(c)	No Default: no Default has occurred and is continuing;
(d)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;
(e)	No Default under other Indebtedness: to the knowledge of the Directors/Officers of the Borrower and the other Security Parties, none of the Borrower and the other Security Parties is in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;
(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels: each Vessel is:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner thereof who will on and after the Drawdown Date be the sole legal and beneficial owner of such Vessel;
(ii)	registered in the name of the Owner thereof through the Registry under the laws and flag of the Flag State;
(iii)	operationally seaworthy and in every way fit for service;
(iv)	classed with the relevant Classification with the relevant Classification Society, free of all recommendations and qualifications of such Classification Society affecting her class;
(v)	insured in accordance with the provisions of this Agreement; and
(vi)	managed by the Manager;
(g)	No Charter: unless otherwise permitted in writing by the Bank, neither Vessel will on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of either Vessel may be shared with any other person;
(h)	No Encumbrances: neither Vessel, nor her Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrances other than Permitted Encumbrances;
(i)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
(i)	the Borrower and its Related Companies have complied with the provisions of all Environmental Laws;
(ii)	the Borrower and its Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and
(iii)	neither the Borrower nor any of its Related Companies have received notice of any Environmental Claim relating to an amount exceeding $500,000 that the Borrower or any of its Related Companies are not in compliance with any Environmental Law or any Environmental Approval;
(j)	No Environmental Claims
(i)	except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
aa)	and there is no Environmental Claim exceeding $500,000 pending or, to the best of the Borrower’s knowledge and belief, threatened against the Owners (or either of them) or the Vessels (or either of them) or the Owners’ Related Companies or any other Relevant Ship; and
bb)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessels (or either of them) and or any other vessel owned by, managed or crewed by or chartered to the Owners (or either of them) or, as the case may be, the Manager which could give rise to an Environmental Claim exceeding $500,000;

(k)	Copies true and complete: the copies of each of the Management Agreements delivered or to be delivered to the Bank pursuant to clause 7.2 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;
(l)	DOC and SMC: the Operator complies with the requirements of the ISM Code, has obtained a DOC for itself, and in relation to each Vessel, has obtained an SMC in respect of such Vessel issued pursuant to the ISM Code
(m)	ISPS Code: each Owner has obtained a valid and current ISSC in respect of its Vessel and such Vessel is in compliance with the ISPS Code; and
(n)	No Default under Bareboat Charterparty: the Borrower is in not default under any of its obligations under the Bareboat Charterparty;
(o)	Bareboat Charterparty Valid: the copy of the Bareboat Charterparty delivered to the Bank is a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be) agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable;
(p)	No Rebates: there will be no commissions, rebates premiums or other payments by or to or on account of the Borrower or any other Security Party or, to the knowledge of the Borrower, any other person in connection with the Bareboat Charterparty other than as shall be disclosed to the Bank by the Borrower in writing.
(q)	Money laundering — acting for own account: The Borrower confirms that, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account and the borrowing of the Commitment and the performance and discharge of the Borrower’s obligations and liabilities under this Agreement and the other Security Documents to which it is or is to be a party and other arrangements effected or contemplated by this Agreement will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community or any Pertinent Jurisdiction.

6.3	Representations Correct. At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Bank are true and accurate.
6.4	Repetition of Representations and Warranties. The representations and warranties in this Clause 6 shall be deemed to be repeated by the Borrower on the Drawdown Date and on each Interest Payment Date throughout the Security Period.
7.	CONDITIONS PRECEDENT
7.1	Conditions precedent to the execution of this Agreement: The Borrower shall provide the Bank prior to the execution of this Agreement the following documents and evidence in form and substance satisfactory to the Bank:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;
(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;
(c)	minutes of separate meetings of the directors and shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;
(d)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, the Management Agreements and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;
(e)	a copy of the Bareboat Charterparty certified as true and complete by the legal counsel of the Borrower;
(f)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;
(g)	any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing; and
(h)	a declaration signed by the shareholders of any corporate Security Party stating respectively the full names of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them.
7.2	Conditions precedent to the making of the Commitment. The obligations of the Bank to make available the Commitment or any part thereof is subject to the further condition that the Bank on or before the Drawdown Date shall have received the following documents and evidence in form and substance satisfactory to the Bank:
(a)	each of the Corporate Guarantees, Accounts Pledge Agreements, Mortgages, General Assignments, any Charterparty Assignment(s), Shares Pledge Agreement and the Manager’s Undertakings duly executed;
(b)	evidence to the full satisfaction of the Bank, proving the Seller’s title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever;
(c)	duly certified copies of corporate documentation of the Seller — comparable at the discretion of the Bank to that provided in Clause 7.1 — proving the due incorporation and existence of the Seller and the due authorisation of the sale of the Prosperity Vessel and the execution of all documents required in connection therewith;
(d)	duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Prosperity Vessel as well as of all other Seller’s documents.
(e)	evidence that no Encumbrances are registered against the Prosperity Vessel on her previous register;
(f)	evidence that the Purchase Price of the Prosperity Vessel has been (or upon her Delivery will have been) paid in full in accordance with the provisions of the Bareboat Charterparty;
(g)	evidence that each Vessel is or, as the case may be, shall be duly registered in the ownership of the Owner thereof through the relevant Registry and under the laws and flag of the Flag State, free from any Encumbrances save for Permitted Encumbrances;
(h)	evidence that each Mortgage has been or, as the case may be, will be, registered against the relevant Vessel through the relevant Registry under the laws and flag of the Flag State;
(i)	evidence in form and substance satisfactory to the Bank that each Vessel has been or will — on the Drawdown Date — be insured in accordance with the insurance requirements provided for in Schedule 3 of this Agreement, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Bank at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances effected or to be effected in respect of the relevant Vessel;
(j)	if the Bank so requires, a report signed by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Borrower confirming the adequacy of the Insurances maintained on each Vessel;
(k)	certified true copy of the Management Agreement in respect of each Vessel;
(l)	all necessary confirmations by insurers of each Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion;
(m)	evidence dated not more than three (3) Banking Days from the Delivery Date from the Classification Society of each Vessel that such Vessel is classed with the Classification with the Classification Society, and remains free from any requirements or recommendations affecting her class;
(n)	evidence that the trading certificates of each Vessel are valid and in force;
(o)	the Drawdown Notice duly executed and issued;
(p)	if the Bank so requires, a satisfactory to the Bank physical condition survey report on each Vessel together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Borrower’s expense;
(q)	two (2) valuations of each Vessel, at the Borrower’s expense, as at a date determined by the Bank but in any event before the relevant drawdown,

prepared on the basis specified in Clause 8.2 by major shipbrokers appointed and/or approved by the Bank in form and substance satisfactory to the Bank in its sole discretion;
(r)	evidence satisfactory to the Bank that the Operator complies with the requirements of the ISM Code, has obtained a DOC for itself, and in relation to each Vessel, has obtained an SMC in respect of such Vessel issued pursuant to the ISM Code;
(s)	a copy of the ISSC issued pursuant to the ISPS Code in respect of each Vessel, certified as true and in effect by the Borrower and the Manager;
(t)	payment of any fees due from the Borrower to the Bank pursuant to the terms of Clause 10.8 or any other provision of the Security Documents;
(u)	evidence that the Prosperity Earnings Account and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered; and
(v)	due authorisation in form and substance satisfactory to the Bank authorising the Bank to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of each Vessel;
(w)	entry by the Borrower to a second supplemental agreement to the Spartounta Loan Agreement and execution by the Borrower of the collateral security documents referred to therein.
7.3	No change of circumstances: The obligation of the Bank to make the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:
(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(b)	no Default shall have occurred and be continuing or would result from the drawdown; and
(c)	the Bank shall be satisfied that there has been no change in the ownership, management, operations and/or material adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.

7.4	General Conditions: The obligation of the Bank to make the Commitment first to be drawn or any part thereof is subject to the further condition that the Bank, prior to or simultaneously with the relevant drawdown, shall have received:
(a)	draft opinions from lawyers appointed by the Bank and draft opinions from the Security Parties’ legal counsel as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may require;
(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and
(c)	an undertaking of the Borrower that it shall execute a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrower to the effect that the Loan was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.
7.5	Waiver of conditions precedent: The conditions specified in this Clause 7 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.
7.6	Conditions subsequent: Original opinions within 15 days after the Drawdown Date from lawyers appointed by the Bank as to all matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may require.
8.	COVENANTS
8.1	General: The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, it will:
(a)	Financial Statements: prepare or procure to be prepared and furnished to the Bank, in form and substance satisfactory to the Bank, with (i) annual, audited (by Price Waterhouse Coopers or any other reputable firm of auditors acceptable to the Bank) consolidated financial statements (including balance sheet and profit and loss accounts) of the Newlead Corporate Guarantor (including the Owners) as soon as practicable but not later than 210 days after the end of the financial year to which they relate, prepared in accordance with GAAP and audited combined or consolidated financial statements or information in respect of the Group and (ii) annual management prepared financial statements of the Borrower as soon as practicable but not later than 210 days after the end of the financial year;
(b)	Financial Information: provide the Bank from time to time as the Bank may request and in form and substance satisfactory to the Bank with information on the financial conditions, actual and projected for the following 12 month period, cash flow position, commitments and operations of each Security Party, including cash flow analysis and voyage accounts of each Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company or the chief financial officer of the Borrower as to their correctness and promptly inform the Bank of all major financial developments and any other Borrowed Money involving or related to the Borrower and the Newlead Corporate Guarantor or any of them; and
(c)	Notice on adverse change or Default: immediately inform the Bank upon becoming aware of any occurrence which might materially and adversely affect the ability of the Borrower or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;
(d)	Consents and licences: without prejudice to Clauses 6 and 7, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

(e)	Use of proceeds: use the Loan exclusively for the purposes specified in Clause 1.1;
(f)	Information on the employment of each Vessel: provide the Bank from time to time as the Bank may request with information on the employment of each Vessel and of any Relevant Ship as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of each Vessel and of any Relevant Ship, such information to be certified by one of the directors of the Owner thereof as to their correctness;
(g)	Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of Clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
(h)	Delivery of reports: deliver to the Bank as many copies as the Bank may reasonably require of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally;
(i)	Obligations under Security Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;
(j)	Payment on demand: pay to the Bank on demand any sum of money which is payable by the Borrower to the Bank under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and
(k)	Know your customer and money laundering compliance: provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify the Borrower and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
8.2	Security value maintenance
(a)	Security shortfall: If at any time during the Security Period the Security Value shall be less than the applicable Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:
(i)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice such sum in Dollars as will result in the applicable Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or
(ii)	within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Outstanding Indebtedness as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the applicable Security Requirement as at such date. Such additional security shall be constituted by:
a)	additional pledged cash deposits in favour of the Bank in an amount equal to the amount which would be required to be prepaid under Clause 8.2(a)(i) with the Bank and in an account and manner to be determined by the Bank; and/or
b)	any other security acceptable to the Bank at its absolute discretion to be provided in a manner determined by the Bank.
The provisions of Clause 4.3 and 4.6 shall apply to prepayments under Clause 8.2(a)(i).
(b)	Valuation of Vessels: Each Vessel shall, for the purposes of this Clause 8.2, be valued in Dollars, prior to the Drawdown Date and thereafter as and when the Bank shall require (but at least once per year) by one (1) first class independent firm of internationally known shipbrokers appointed by the Bank such valuation to be made without, unless required by the Bank, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit or the burden of any charterparty concerning such Vessel. Such valuation shall constitute the value of each Vessel for the purposes of this Clause 8.2 and shall be binding upon the parties hereto until such time as any further such valuation in respect of such Vessel shall be obtained.
(c)	Information: The Borrower undertakes to the Bank to supply to the Bank and to any such shipbrokers such information concerning each Vessel and its condition as such shipbrokers may reasonably require for the purpose of making any such valuation.
(d)	Costs: All costs in connection with the Bank obtaining each valuation of the Vessels referred to in Clause 8.2(b), and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.2(a)(ii) shall be borne by the Borrower.
(e)	Valuation of additional security: For the purpose of this Clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion.
(f)	Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in Clause 7 as may in the Bank’s opinion be appropriate and such favorable legal opinions as the Bank shall in its absolute discretion require.
8.3	Negative undertakings: The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Outstanding Indebtedness remains outstanding, it will not, without the prior written consent of the Bank):
(a)	Negative pledge: permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of such Borrower or any other person;
(b)	No merger: merge or consolidate with any other person;
(c)	Disposals: sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.3(c) material in the opinion of the Bank in relation to the undertakings, assets, rights and revenues of such Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;
(d)	Other business: undertake any business other than the ownership and operation of its Vessel and the chartering of its Vessel to third parties;
(e)	Acquisitions: acquire any further assets other than its Vessel and rights arising under contracts entered into by or on behalf of such Borrower in the ordinary course of its business of owning, operating and chartering its Vessel;
(f)	Other obligations: incur any obligations except for obligations arising under the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering its Vessel (and for the purposes of this Clause 8.3(f) fees to be paid pursuant to the Management Agreements shall be considered as permitted obligations);
(g)	No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;
(h)	Repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;
(i)	Guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees (up to Two hundred thousand Dollars ($200,000)) or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel);
(j)	Loans: make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;
(k)	Sureties: permit any Indebtedness of such Borrower to any person (other than the Bank) to be guaranteed by any person (save, in the case of the Borrower, for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel);
(l)	Share capital and distribution: purchase or otherwise acquire for value any shares of its capital or declare or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders or pay any dividends (save for dividends paid with the prior written consent of the Bank);
(m)	Subsidiaries: without the prior written consent of the Bank form or acquire any Subsidiaries;
(n)	Maintenance of Business Structure: not change the nature, organisation and conduct of its business as Owner of its Vessel or carry on any business other than the business carried on the date hereof;
(o)	Maintenance of Legal Structure: ensure that none of the documents defining the constitution of the Borrower shall be altered in any manner whatsoever without the prior written consent of the Bank (such consent not to be unreasonably withheld);
(p)	Control: ensure that, throughout the Security Period, no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Owners (or either of them) or any share therein or of the Vessels (or either of them) from that evidenced to the Bank at the date of this Agreement without the prior written consent of the Bank (which shall not be unreasonably withheld);
(q)	No Freight Derivatives: not (without the prior written consent of the Bank) enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives.
8.4	Covenants Concerning the Vessels: The Borrower hereby further undertakes and agrees with the Bank that it will:
(a)	Conveyance on default: and will procure that where a Vessel is (or is to be) sold in exercise of any power conferred on the Bank, the Owner of such Vessel execute, forthwith upon request by the Bank, such form of conveyance of such Vessel as the Bank may require;

(b)	Ownership/Management/Control: ensure that each Vessel is registered under the laws of the Flag State and thereafter maintain her present ownership, management, control and beneficial ownership;
(c)	Class: ensure that each Vessel will maintain its Classification free of overdue recommendations, notations or average damage affecting class or permitted by the relevant Classification Society and provide the Bank on demand with copies of all class and trading certificates of each Vessel;
(d)	Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of each Vessel are maintained and comply with all insurance requirements specified in Schedule 3 of this Agreement and in the relevant Mortgage, including a MII, which the Bank may at any time effect on such terms and with such insurers as shall from time to time be determined by the Bank, and in case of failure of the relevant Owner to maintain its Vessel so insured, ensure and procure that the relevant Owner authorises the Bank (and such authorisation is hereby expressly given to the Bank by the Borrower) to have the right but not the obligation to effect such Insurances on behalf of such Owner (and in case that any Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrower which, if paid by the Bank, shall be Expenses;
(e)	Transfer/Encumbrances: not without the prior written consent of the Bank sell or otherwise dispose of its Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over its Vessel (or any share or interest therein) other than Encumbrances created or to be created pursuant to the Security Documents;
(f)	Not imperil Flag, Ownership, Insurances: ensure that each Vessel is maintained and trades in conformity with the laws of the Flag State or of its owning company, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of either Vessel or its unencumbered (other than Encumbrances in favour of the Bank and Encumbrances permitted by this Agreement) ownership or its Insurances;
(g)	Mortgage: execute, and/or procure the execution and registration of, each Mortgage over each Vessel under the laws of the Flag State and always comply and/or procure compliance with all the covenants provided for in the relevant Mortgage;

(h)	Assignment of Earnings: assign or agree to assign otherwise than to the Bank the Earnings or any part thereof;
(i)	Chartering: (a) not without the prior written consent of the Bank (such consent not to be unreasonably withheld) enter into or agree to enter into in respect of the employment of its Vessel on demise charter for any period and (b) promptly advise the Bank on the entering into by an Owner of any Long Charterparty;
(j)	Manager: not without the prior written consent of the Bank (and then only subject to such conditions as the Bank may impose) appoint a manager of its Vessel (other than the Manager) or terminate or amend the terms of any Management Agreement;
(k)	Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:
(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding $500,000 made against the Vessels (or either of them) and/or any Relevant Ship and/or her respective Owners (or either of them); and
(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the relevant Owner’s response to such Environmental Claim on such regular basis and in such detail as the Bank shall require;
(l)	Vessel’s Inspection: permit the Bank, at the Borrower’s expense: (i) by surveyors or other persons appointed by the Bank to board the Vessels (or either of them) at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying itself in regard to proposed or executed repairs and to afford all proper facilities for such inspection and (ii) at any time by financial or insurance advisors or other persons appointed by the Bank to review the operating and insurance records of the Owners (or either of them) and/or the Vessels (or either of them);

(m)	Banking operations: ensure that all banking operations in connection with the Vessels are carried out through the Lending Branch;
(n)	Compliance with ISM Code and ISPS Code: procure that the Manager and any Operator:
(iii)	will comply with and ensure that each of the Vessels and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;
(iv)	immediately inform the Bank if there is any threatened or actual withdrawal of an Owner’s, the Manager’s or an Operator’s DOC or the SMC in respect of either Vessel;
(v)	promptly inform the Bank upon the issue to an Owner, the Manager or any Operator of a DOC and to either Vessel of an SMC or the receipt by either Owner, the Manager or any Operator of notification that its application for the same has been refused;
(vi)	maintain and procure to be maintained at all times a valid and current ISSC in respect of each Vessel;
(vii)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of either Vessel; and
(viii)	procure that each Vessel will comply at all times with the ISPS Code.
8.5	Validity of Securities — Earnings — Taxes etc.: The Borrower hereby further undertakes and agrees with the Bank that it will:
(a)	Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;
(b)	Earnings: ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of each Vessel shall be paid to the relevant Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to such Earnings Account or to such other account in the name of the relevant Owner as shall be from time to time determined by the Bank in accordance with the provisions hereof and of the relevant Security Documents;
(c)	Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and
(d)	Additional Documents: from time to time and within ten (10) days after the Bank’s request execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the reasonable discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Bank’s consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within fourteen (14) days of the Drawdown Date (unless the Bank agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default, provided, however, that following the Borrower’s/Guarantors’ request, the Bank, if it considers it appropriate or necessary, may grant a reasonable extension to the aforementioned periods in case the Borrower cannot disclose/provide the requested information/document, under the circumstances arising at the time of the Bank’s request and within the time limit specified hereinabove.
8.6	Additional Financial Covenants — Compliance Certificate.
(a)	Financial Covenants of the Newlead Corporate Guarantor: The Borrower hereby covenants and undertakes with the Bank, that until the Outstanding Indebtedness has been paid and discharged in full, it will procure and ensure that:
(i)	at least 10% of the total issued share capital of the Newlead Corporate Guarantor is directly or indirectly held by Messrs. Michael Zolotas and Nikolaos Fistes throughout the Security Period;
(ii)	Mr. Nikolaos Fistes to remain Chairman and Michael Zolotas to remain Vice Chairman and CEO of the Newlead Corporate Guarantor throughout the Security Period; and

(iii)	the Newlead Corporate Guarantor shall comply with all its obligations under this Agreement including, without limitation, the financial covenants set forth in clause 5.3 of the Newlead Corporate Guarantee.
(b)	Compliance: The compliance of the Newlead Corporate Guarantor with the covenants set out in this clause 8.6 shall be determined by the Bank in its sole discretion on the basis of calculations made by the Bank at any time by reference to the then latest consolidated financial statements of the Group delivered to the Bank pursuant to clause 8.1(a). For the avoidance of doubt it is hereby agreed and acknowledged that the Bank shall be entitled to make any such determinations and/or calculations at any time, without regard to when any such financial statements are due to be delivered or have been actually delivered to the Bank pursuant to clause 8.1(a).
(c)	Calculations: For the purposes of clause 8.6: (a) no item shall be deducted or credited more than once in any calculation; and (b) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the GAAP consistently applied.
(d)	Compliance Certificate: The Borrower shall deliver to the Bank at the end of each financial year, and at the same time as the audited financial statements referred to in clause 8.1(a)(i), a certified true copy of the Compliance Certificate issued and signed by the Newlead Corporate Guarantor’s Chief Financial Officer certifying that the covenants contained in Clause 5.3 of the Newlead Corporate Guarantee are being complied with and providing full calculations supporting such compliance derived from the then latest financial statements of the Group as lodged with the Securities and Exchange Commission of the United States by way of Form 6K/20F, such certificate to be substantially in the form agreed by the Bank set out in Schedule 2.
(e)	Additional financial covenants and guarantees: It is hereby expressly agreed that in case the Newlead Corporate Guarantor accepts other or more financial covenants and additional guarantees under loan agreements with other banks or financial institutions which are more restrictive than those contained in this Agreement, the Borrower shall procure that this Agreement and the Newlead Corporate Guarantee to be amended in order such more restrictive or additional financial covenants to be included herein and in the Newlead Corporate Guarantee.

8.7	Covenants for the Securities Parties. The Borrower hereby further undertakes and agrees with the Bank that it will ensure and procure that all other Security Parties and each of them duly and punctually comply with the covenants in Clauses 8.1 to 8.6, which are applicable to them/it mutatis mutandis.
9.	EVENTS OF DEFAULT
There shall be an Event of Default whenever an event described in Clauses 9.1 to 9.7 occurs:
9.1	Non Performance of Obligations
(a)	the Borrower fails to pay on its due date, any sum due from the Borrower under this Agreement and/or any of the other Security Documents to which it is a party at the time, in the currency and in the manner stipulated herein and/or any of the other Security Documents to which it is a party, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or
(b)	the Borrower fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement and/or any other Security Document to which it is a party relating to the Insurances; or
(c)	the Borrower commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings under this Agreement and/or any of the other Security Documents to which it is a party (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within ten (10) Banking Days of the Bank notifying the Borrower of such required action to remedy the breach or omission; or
9.2	Events affecting the Security Parties
(a)	any Security Party is adjudicated or found bankrupt or insolvent or any judgement or order is made by any competent court or resolution passed by or petition (which is not in the reasonable opinion of the Bank frivolous and is not being contested in good faith by such Security Party) presented for the winding-up or dissolution of any Security Party or for the appointment of a liquidator, trustee, receiver, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of any Security Party; or

(b)	any Security Party becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition, compromise or other arrangement for the benefit of its creditors generally or good faith proceedings are commenced in relation to any Security Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or
(c)	an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of any Security Party or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within twenty (20) Banking Days; or
(d)	all or a material part of the undertakings, assets, rights or revenues of any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or
(e)	any event occurs or (unless contested in good faith) proceeding is taken with respect to any Security Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 9.2(a) to 9.2(d); or
(f)	any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or
(g)	there occurs, in the reasonable opinion of the Bank, a materially adverse change in the financial condition of any Security Party, which jeopardises or imperils (or may, in the Bank’s opinion, jeopardise or imperil) the rights conferred to the Bank under the Security Documents; or
(h)	any other event occurs or circumstances arise which, in the reasonable opinion of the Bank, materially and adversely affects either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or
(i)	(without the prior written consent of the Bank which shall not be unreasonably withheld) there is any change in the beneficial ownership of the shares in the Borrower or the Spartounta Corporate Guarantor, which is not otherwise permitted under the terms of this Agreement; or
(j)	the Newlead Corporate Guarantor ceases, without the Bank’s prior written consent, to be a listed company on NASDAQ stock exchange; or
9.3	Representations Incorrect: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect, which jeopardises or imperils (or may, in the Bank’s opinion, jeopardise or imperil) the rights conferred to the Bank under any of the Security Documents; or
9.4	Cross-default: any Indebtedness of the Security Parties (or any of them) related to an aggregate amount exceeding $1,000,000 (One million Dollars) is not paid when due or becomes due and payable, or any creditor of the Security Parties (or any of them) becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given or any obligation or covenant undertaken or agreement made by the Security Parties (or any of them) in respect of Indebtedness is not honoured when due unless the relevant Security Party shall have satisfied the Bank that such Indebtedness will not affect or prejudice in any way such Security Party’s ability to pay its debts as they fall due; or
9.5	Events in relation to the Security Documents
(a)	this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for the Borrower to fulfil any of its covenants and obligations contained in this Agreement or any of the Security Documents or for the Bank to exercise the rights vested in it thereunder or otherwise; or
(b)	any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this

Agreement and/or any of the other Security Documents or the performance the Borrower of its obligations under this Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or
(c)	any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) becomes enforceable; or
9.6	Events concerning the Vessels
(a)	either Vessel becomes a Total Loss or is involved in an incident which in the reasonable opinion of the Bank may result in such Vessel being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Bank under the relevant General Assignment within a period of one hundred eighty (180) days from the date on which the incident which may result in such Vessel being subsequently determined to be a Total Loss occurred; or
(b)	either Vessel ceases to be managed by the Manager (for any reason other than the reason of a Total Loss or sale of such Vessel) without the approval of the Bank (such approval not to be unreasonably withheld) and the relevant Borrower fails to appoint a substitute Manager within ten (10) Banking Days after the termination of the relevant Management Agreement with the previous Manager; or
(c)	either Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Owner thereof shall fail to procure the release of such Vessel within a period of thirty (30) Banking Days thereafter; or
(d)	(without prejudice to the generality of sub-Clause 9.1(b) and (c)) for any reason whatsoever the provisions of Clause 8.4(o) are not complied with and/or either Vessel ceases to comply with the ISM Code and/or the ISPS Code; or
(e)	the registration of either Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Bank or, if the Prosperity Vessel is only provisionally registered on the Delivery Date and is not permanently registered under the laws and flag of her Flag State at least fifteen (15) days prior to the deadline for completing such permanent registration;; or

9.7	Environmental Events
(a)	any Relevant Party and/or the Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or either Vessel or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the reasonable opinion of the Bank) be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or

(b)	any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which either Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to either Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where such Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or
9.8	Consequences of Default: The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:
(a)	by notice to the Borrower declare that the obligation of the Bank to make the Commitment (or any part thereof) available shall be terminated; and/or

(b)	by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrower; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of each of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise);
9.9	Insolvency Events of Default
If an event occurs in respect of the Borrower or the other Security Parties of the type described in Clause 9.2(a) to (e) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and the Borrower or the relevant Security Party is defending itself in bona fide and (ii) in the case that such events mentioned in Clause 9.2 relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrower or the relevant Security Party to perform its respective obligations under this Agreement and/or the other Security Documents) the obligation of the Bank to make the Loan available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-clause 9.8(b) above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrower.
9.10	Proof of Default
It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).
9.11	Exclusion of Bank’s liability
Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrower or another Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses proved to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.
10.	INDEMNITIES — EXPENSES — FEES
10.1	Indemnity: The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss (including loss of Margin, save in the case under paragraph (c) hereinbelow) or expense which the Bank shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due;
(b)	the occurrence of any Event of Default;
(c)	any prepayment of the Loan or part thereof being made under Clauses 4.3, 8.2(a) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or
(d)	the Commitment not being advanced for any reason (excluding any default by the Bank) after the Drawdown Notice relative thereto has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.
10.2	Expenses: The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Bank on demand:
(a)	Initial and Amendment expenses: all expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.2(a), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses: all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and
(c)	MII costs: reimburse the Bank on demand for any and all costs incurred by the Bank (as supported by vouchers/invoices) in effecting and keeping effected a MII for an amount of 110% of the aggregate of the Loan, which the Bank may at any time effect on such terms, in such amounts and with such insurers as shall from time to time be determined by the Bank, provided, however, that the Bank shall in its absolute discretion appoint and instruct in respect of the MII the insurance brokers in respect of such insurance and provided, further, that in the event that the Bank effects any such insurance on the basis of any mortgagee’s open cover, the Borrower shall pay on demand to the Bank their proportion of premium due in respect of the Vessels (or either of them) for which such insurance cover has been effected by the Bank, and any certificate of the Bank in respect of any such premium due by the Borrower (as supported by the necessary invoices/vouchers) shall (save for manifest error) be conclusive and binding upon the Borrower; and
(d)	Other expenses: any and all other Expenses.
All expenses payable pursuant to this Clause 10.2 shall be paid together with Value Added Tax (if any) thereon.
10.3	Stamp duty: The Borrower shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank excluding income taxes on the overall net income of the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp, taxes or charges.
10.4	Environmental Indemnity: The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.
10.5	Currencies: If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be, or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
10.6	Maintenance of the Indemnities: The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.
10.7	Communications Indemnity: It is hereby agreed in connection with communications that:
(a)	Express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)	The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax numbers mentioned in Clause 15.1 or any other fax usually used by it or its managing company.
(c)	The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.
(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile, but not by email), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower, save in case of Bank’s wilful misconduct and/or gross negligence.
(e)	The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Bank will be indemnified in full pursuant to this Clause save in case of Bank’s wilful misconduct.
(f)	The Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrower or by any of its authorised representative(s).
(g)	It is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) (but not email) etc., as well as the code word list, if any, and to take adequate precautions to protect such code world list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.
10.8	Arrangement Fee. The Borrower has, or as the case may be, shall pay to the Bank on or before the date hereof an arrangement fee in the amount of One hundred twenty thousand Dollars ($120,000). The fee referred to in this Clause 10.8 is not refundable and shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.
11.	SECURITY, APPLICATION, SET-OFF AND ACCOUNTS
11.1	Securities: As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists, on the Drawdown Date, of:
(a)	each Mortgage duly registered over the relevant Vessel through the relevant Registry;
(b)	the General Assignments;
(c)	the Corporate Guarantees;
(d)	the Manager’s Undertakings;
(e)	the Accounts Pledge Agreements;
(f)	the Shares Pledge Agreement; and
(g)	in case either Vessel is chartered under a Long Charterparty, on the Drawdown Date or at any time thereafter, the relevant Charterparty Assignment and the Charterparty Assignment Acknowledgement.
11.2	Maintenance of Securities: It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other

Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will (unless otherwise provided in this Agreement), at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank (as supported by any appropriate legal opinions) may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
11.3	Application of funds: All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Bank in the following manner:
(a)	Firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the other Security Documents or any of them at the time of application;
(b)	Secondly in or towards payment of any default interest;
(c)	Thirdly in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;
(d)	Fourthly in or towards repayment of the Loan whether the same is due and payable or not;
(e)	Fifthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and
(f)	Sixthly the surplus (if any) shall be paid to the Borrower or to whomsoever else shall be entitled to receive such surplus.
11.4	Set off: Express authority is hereby given by the Borrower to the Bank without prejudice to any of the rights of the Bank at law, contractually or otherwise, at any time after an Event of Default has occurred and is continuing but without notice to the Borrower:
(a)	to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the other Security Documents;

(b)	in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and
(c)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.
(d)	For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.
11.5	Prosperity Earnings Account and Retention Account
(a)	The Borrower shall procure that all moneys payable in respect of the Earnings of the Prosperity Vessel shall be paid to the Prosperity Earnings Account free from Encumbrances. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) no monies shall be withdrawn from the Prosperity Earnings Account save as hereinafter provided:
(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);
(ii)	second: during each month of the Security Period (but by no later than, in the case of the first such month, the date falling thirty (30) days after the Drawdown Date and, in the case of each subsequent month, the same date of that month), the Borrower shall cause to be transferred from the Prosperity Earnings Account to the Retention Account out of the aggregate amount of the Earnings of the Prosperity Vessel received in the Prosperity Earnings Account during the preceding month the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.
The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrower at the beginning of each Interest Period) where the numerator is always one (1) and where the denominator shall always be three (3) except in the case of an Interest

Period of less than three months, in which case the denominator shall be the number of months comprised in such Interest Period; and
(iii)	third: any balance shall be released to the Borrower.
(b)	If the aggregate amount of the Earnings of the Prosperity Vessel received in the Prosperity Earnings Account is insufficient in any month for the required transfer to be made from the Prosperity Earnings Account to the Retention Account in accordance with Clause 11.5(a), the Borrower shall make up the amount of such insufficiency on demand from the Bank, but, without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 11.5(a)(ii) from the aggregate amount of such Earnings received in the next or subsequent months.
(c)	Until the occurrence of an Event of Default (or an event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default), the Bank shall on each Interest Payment Date for the payment of interest under this Agreement apply in accordance with the provisions of Clause 8.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrower’s obligations to pay such interest then due under this Agreement.
(d)	Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account. Such interest shall, provided that the foregoing provisions of this Clause 11.5 shall have been complied with and provided that no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred, be released to the Borrower.
(e)	Nothing herein contained shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a manner or postponement thereof.
(f)	The Borrower hereby irrevocably authorises the Bank to make from the Prosperity Earnings Account any and all above payments as and when the same fall due or at any time thereafter. The Bank shall advise the Borrower in respect of any such payment.
(g)	The Borrower will comply with any written requirement of the Bank from time to time as to the location or re-location of the Prosperity Earnings Account and the Retention Account (or either of them) and will from time to time enter into such documentation as the Bank may reasonably require in order to create or maintain in favour of the Bank an Encumbrance in the Prosperity Earnings Account and the Retention Account, all at cost and expense of the Borrower.
(h)	The Borrower hereby covenants with the Bank that the Prosperity Earnings Account, the Retention Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Prosperity Earnings Account other than in favour of the Bank.
(i)	The Prosperity Earnings Account shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrower).
(j)	The Borrower hereby warrants that sufficient monies to meet the payment of interest accrued on the Loan will be accumulated each and every month in the Retention Account.
(k)	After the occurrence of an Event of Default the Bank shall be entitled, but not bound, to apply the balance (if any) including any accrued interest standing to the credit of the Prosperity Earnings Account and the Retention Account in accordance with the provisions of Clause 11.3.
(l)	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Retention Account and/or the Prosperity Earnings Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.
12.	UNLAWFULNESS, INCREASED COSTS
12.1	Unlawfulness: If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to make available the Commitment (or any part thereof) or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrower and, if the Commitment or any part thereof has been made available by the Bank to the Borrower, the Borrower shall be obliged to prepay the Loan in accordance with the terms of this Agreement, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement and the obligations of the Bank shall thereupon terminate, whereupon the Bank shall give prompt notice to the Borrower of such termination.
12.2	Mitigation: If circumstances arise which would result in a notification by the Bank to the Borrower under this Clause then, without in any way limiting the rights of the Bank under this Clause, the Bank shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances, but the Bank shall be under no obligation to take any such action if in its opinion, to do so would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation; or
(c)	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.
12.3	Increased Cost: If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits, or other banking or monetary controls or requirements which affect the manner in which the Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with any amendment of the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the European Union by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) or any amendatory or substitute agreement in respect thereof including, without limitation, the proposed new Basle Capital Accord (“Basle III”) or any other law or regulation which implements Basel II) is to:
(a)	subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or
(b)	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping available the Commitment or maintaining or funding the Loan; and/or
(c)	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or
(d)	reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or
(a)	require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or
(e)	require the Bank to incur or sustain a loss (including any loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6) the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.
12.4	Claim for increased cost: The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same (save in case of manifest error). A claim under Clause 12.3 may be made at any time and must be discharged by the Borrower within fifteen (15) Banking Days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the

Borrower under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.
12.5	Option to prepay: If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 12.3, the Borrower shall be entitled, on giving the Bank not less than three (3) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the tenth (10th) Banking Day from the date of receipt of such notice by the Bank. Any such notice, once given, shall be irrevocable.
12.6	Exception: Nothing in Clause 12.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3.
13.	ASSIGNMENT, PARTICIPATION, LENDING BRANCH
13.1	Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns.
13.2	No Assignment by the Borrower: The Borrower and any other Security Parties may not assign or transfer any of their respective rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
13.3	Assignment by the Bank:
(a)	The Bank may, at any time and without the consent of the Borrower freely assign, transfers or in any other manner grants participation in respect of all or any of part of its rights and benefits hereunder and under the Security Documents or freely grant participations in its interest in the Loan to (in any of the foregoing cases) any subsidiary or holding company of the Bank or to any subsidiary of such holding company or to another affiliate of the Bank.
(b)	The Bank may, subject to first obtaining the written consent of the Borrower (such consent not to be unreasonably withheld and the request for which shall be promptly responded to by the Borrower), at any time assign all or any of its rights and benefits hereunder and the Security Documents or grant participations in its interest in the Loan to (in any of the foregoing cases) any prime bank(s) with shipping experience.

13.4	Any cost of such assignment or transfer or granting participation shall be for the account of the Bank.
13.5	Documentation: If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.
13.6	Disclosure of information: All information furnished to the Bank by the Borrower pursuant to this Agreement (and which is not at any time in the public domain) shall be treated as confidential by the Bank. Such information regarding the Security Parties may be disclosed by the Bank (i) to agents, professional advisers, bank inspectors and employees of the Bank to the extent required for the proper fulfilment of their obligations under or in relation to this Agreement, (ii) to any potential assignee or participant of the Bank subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld) in respect of the assignments and participations pursuant to this Clause 13 and (iii) as may be required in order to enforce the provisions of the Security Documents and/or by law or governmental regulations or authority or by litigation. Any disclosure of information under this Clause 13 shall always be subject to an obligation of confidentiality by the person to whom the disclosure is made.
13.7	Change of Lending Branch: The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.
14.	MISCELLANEOUS
14.1	Cumulative Remedies: The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.
14.2	Waivers: No failure, delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
14.3	Integration of Terms: This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the commitment letter dated 15th April, 2011 (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.
14.4	Amendments: This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

14.5	Invalidity of Terms: In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of any part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
14.6	Inconsistency of Terms: In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.
14.7	Language and genuineness of documents
(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the English language.
(b)	Certification of documents: Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as it will be acceptable to the Bank at the sole discretion of the Bank.
(c)	Certification of signature: Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.
14.8	Further assurances: The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will (unless otherwise provided herein), at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
14.9	Third Party rights: No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
15.	NOTICES AND OTHER MATTERS
15.1	Notices: Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall.
(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.7 by fax;
(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a fax, at the time of dispatch as per transmission report (provided in either case that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and
(c)	be sent:
(i)	if to be sent to any Security Party, to:

c/o NewLead Bulkers S.A., 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Fax No.: +30 213 014 8209 Attention: Chief Financial Officer
(ii)	in the case of the Bank at:

FBB-First Business Bank S.A. 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece Fax No. (+30 210) 4132 058

Attention: The Manager
or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
15.2	Confidentiality
(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.
(b)	The Borrower acknowledges and accepts that the Bank may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.
(c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure would be useful or appropriate for the interests of the Bank or otherwise and the Borrower expressly authorises any such disclosure and delivery.
(d)	The Borrower acknowledges and accepts that the Bank may be prohibited to disclosing information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

16.	APPLICABLE LAW AND JURISDICTION
16.1	Law:
(a)	This Agreement shall be governed by and construed in accordance with English Law.
(b)	For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Bank and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.
16.2	Submission to Jurisdiction
(a)	For the exclusive benefit of the Bank, the Borrower agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower or any of its assets may be brought in the English Courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights, Notaries Public, at their office for the time being at Bankside House, 107 Leadenhall Street, London EC3A 4HA, England, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, provided, however, that the Borrower further agrees that in the event that (i) Messrs. Cheeswrights, Notaries Public, close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against them in England may be served upon Messrs. The Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower. The Borrower hereby irrevocably agrees to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Bank in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporate Services Limited is not feasible or may be insufficient under the

Laws of England, then the Borrower, within five (5) days after written notice from the Bank, shall appoint a substitute Process Agent for English Proceedings acceptable to the Bank and if the Borrower fails to make such appointment within the said five days period, the Bank may appoint such substitute Process Agent for English Proceedings and the Bank is hereby irrevocably authorised to effect such appointment on Borrower’s behalf. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Bank to the Borrower in accordance with Clause 15.1. The foregoing shall not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Borrower hereby waives any objections to the inconvenience of England as a forum.
(a)	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
(b)	The parties further agree that subject to Clause 16.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement and the Borrower hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.
16.3	Proceedings in any other country:
(a)	Clause 16.2 is for the exclusive benefit of the Bank which reserves the rights:
(i)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and
(ii)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
(b)	If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.
16.4	Process Agent: Mr. Peter Kallifidas, an Attorney-at-Law, presently of 83 Akti Miaouli and Flessa street, GR 18535 Piraeus, Greece, is hereby appointed by the Borrower as agent to accept service (hereinafter “Process Agent”) upon whom any judicial process in respect of proceedings in Greece (including but without limitation any documents initiating legal proceedings) may be served and any notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent was not found at such address, the Bank shall have the right to serve the documents either on the Process Agent at such address or at any address where the Process Agent may be found or in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code.
16.5	Meaning of “proceedings”: In this Clause 16 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SCHEDULE 1

FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.3)

To:	FBB-First Business Bank S.A. 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (the “Bank”)
[●] May, 2011

Re:	Term loan facility of up to US$12,000,000 — Loan Agreement dated [●] May, 2011 made between (A) Newlead Prosperity Inc. (the “Borrower”) and (B) the Bank (the “Loan Agreement”).
We refer to the Loan Agreement and hereby give you notice that we wish to borrow as follows:
(a)	the amount of ($[●]) (Dollars [●] million) in respect of the Commitment;
(b)	Drawdown Date: [●], [●];
(c)	duration of the Interest Period in respect of the Loan shall be [●] months/shall terminate on [●]; and
(d)	Payment instructions: The funds should be credited/remitted to ([●][●] [name and number of account] [●]) with [●], New York, USA.
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;
(b)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)	the borrowing to be effected by the drawing of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr.	)
for and on behalf of	)
NEWLEAD PROSPERITY INC.,	)
of Marshall Islands, in the presence of:	)

Witness:

Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Street
Piraeus, Greece
Occupation:	Attorney-at-law

SCHEDULE 2
Form of Compliance Certificate

To:	FBB-First Business Bank S.A. (the “Bank”)

From:	NewLead Holdings Ltd. (the “Company”)
Date [                ] 20[   ]

Re:	Term loan facility of up to US$12,000,000 — Loan Agreement dated [●] May, 2011 made between (A) Newlead Prosperity Inc. (the “Borrower”) and (B) the Bank (the “Loan Agreement”).
Dear Sirs
We refer to the Loan Agreement. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrower’s undertakings in the Loan Agreement set out in clause 8.6 are being fully complied with and, in particular, by reference to the latest [audited][unaudited] financial statements, management accounts and all other current relevant information available to us on a consolidated basis:
a)	the Equity Ratio for the Financial Year ending on [•] is [•] [not less than, 30%];

b)	the amount maintained as at the date hereof in accounts held in the names of the Borrower and/or the Company or any of them with the Bank, as cash balances is $[•], which is at least equal 5% of the Group’s total Indebtedness as at the relevant time; *

c)	for the Financial Year ending on [•] on a consolidated basis, Working Capital is not less than [•] [zero Dollars ($0)]; and

d)	the market value adjusted net worth of the Group is [•]*; and

e)	the ratio of EBITDA to Net Interest Expense for the Financial Year ending on [•] is [•] [not less 2.50 to 1.00];
:
2.	at least 10% of the total issued share capital of the Company is directly or indirectly held by Messrs. Michael Zolotas and/or Nikolaos Fistes;
3.	Mr. Nicholas G. Fistes remain Chairman and Mr. Michail S. Zolotas remain Vice Chairman and Chief Executive Officer of Company and retain executive power.
4.	no Default has occurred;
5.	appendix 1 hereto contains a comprehensive list of all Group Members as at the date hereof and the jurisdictions in which they are incorporated and an up-to-date corporate structure chart for the Group; and
6.	the representations set out in clause 6 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all required authorisations have been obtained and are in full force and effect; and
[State any exceptions/qualifications to the above statements]
[Attach list of current Group Members and current corporate structure chart]
Yours faithfully,
NEWLEAD HOLDINGS LTD.
By __________________
Name:
[Chief Financial Officer]
[Director :]
* Subject to the waivers referred to in clause 5.3(a), (b) and (d) of the Newlead Corporate
Guarantee.

SCHEDULE 3
INSURANCE REQUIREMENTS
This Schedule is an integral part of the Agreement to which it is attached.
1.	DEFINITIONS
1.1	Words and expressions used in this Schedule shall have the meanings given thereto in the agreement to which this Schedule is attached and the following expressions shall have the meanings listed below:
“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing for the purposes of this Schedule;
“Excess Risks” means the proportion of claims for general average salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of her insured value being less than the value at which the Vessel is assessed for the purpose of such claims;
“Insurance Requirements” means all the terms and conditions in this Schedule or any other provision concerning Insurances in any other Clause of the agreement to which this Schedule is attached and all such terms and conditions are an integral part of the agreement to which they are attached;
“Insurances” in respect of a Vessel means all policies and contracts of insurance (including, without limitation, all entries of such Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner owning such Vessel (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such Vessel and its earnings or otherwise howsoever in connection with such Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in paragraph 4 of this Schedule, or such other form as the Bank may from time to time agree in writing;

“Owner” means the owner of a Vessel which should be insured and be maintained insured pursuant to these Insurance Requirements in accordance with any agreement to which these Insurance Requirements are attached;
“Protection and Indemnity Risks” means the usual risks covered by an English protection and indemnity association including the proportion (if any) not recoverable in the case of collision under the ordinary collision clause; and
“Protection and Indemnity Risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P&I Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or (with respect to insurances commencing on or after (1/11/95)) the Institute Time Clauses (1/11/95) which may be insured by entry with such association or any equivalent provision); and
“War Risks” includes excess risks, the risk of war and terrorism excluded from protection and indemnity with a separate limit, mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 24 of the Institute Time Clauses (Hulls) (1/11/95).
2.	INSURANCES TO BE EFFECTED AND MAINTAINED
2.1	The insurance which must be effected and maintained in accordance with the provisions of the agreement to which these Insurance Requirements are attached should be in the name of the Owner and as follows:
(a)	Hull and Machinery

insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and
(b)	War Risks Insurance

insurance against War risks according to the London Institute War Clauses, on an agreed value basis attaching also the so called war protection clauses.

In this case crew war liabilities insurance shall also have to be effected separately; and

(c)	Increased Value

increased Value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/Increased Value/ Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in Clause 3.3 below; and

(d)	Protection and Indemnity

insurance against protection and indemnity risks for the full value and tonnage of the Vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks including Pollution (and if the Vessel is passenger ship including liability towards third parties which is not covered by the War Risk Insurance) insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Bank shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and

(e)	FD & D Insurance

Freight, Demurrage and Defense insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and

(f)	Pollution Liability Insurance

an extra insurance in respect of excess Oil Pollution Liability (including -if the Vessel insured is a tanker- the Civil Liability Convention certificate) including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Bank; and

(g)	USA Pollution Risk Insurance

(in case that the Vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such Vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Bank; and

Mortgagee’s Interest Insurance — Mortgagee’s Additional Perils (Pollution) Interest Insurance

(i)	a Mortgagee’s Interest Insurance (herein “MII”), which the Mortgagee may from time to time effect in respect of the Vessel upon such terms as it shall deem desirable and in an amount of not less than 110% of the Loan (ii) if the Bank so requires, a Mortgagee’s Interest Additional Perils (Pollution) insurance (herein “MAPI”), which the Bank may from time to time effect in respect of the Vessel upon such terms as it shall deem desirable and in an amount of not less than 110% of the Loan, including mortgagee’s asset protection (pollution) cover or other similar insurance in respect of any pollution claims against the Vessel upon such terms as shall from time to time be determined by the Bank, provided, however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and such MAPI the insurance brokers in respect of each such Insurance. and (iii) any other insurance cover which the Bank, after notice to the Owner of the Vessel, may from time to time effect in respect of the Vessel and/or in respect of its interest or potential third party liability as mortgagee of the Vessel as it shall deem desirable and reasonable having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the Insurances; and

(h)	Other Insurance

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at their discretion the Vessel to be insured.
3.	TERMS AND OBLIGATIONS FOR EFFECTING AND MAINTAINING INSURANCES
3.1	The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than the mortgagee’s interest insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided, however, that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the Vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Bank.
3.2	The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the Owner or, if so required by the Bank, in the joint names of the Owner and the Bank (but without liability on the part of the Bank for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Bank and with insurers acceptable to the Bank.
3.3	Unless otherwise agreed in writing by the Bank:
(a)	The amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa) in respect of Hull and Machinery Insurance the greater of the Market Value of the Vessel insured for the time being and 125% of an amount (the “Amount of Debt”) equal to (i) the Loan if the agreement to which these Insurance Requirements are attached is a Loan Agreement or (ii) the Maximum Limit of the Facility if the agreement to which these Insurance Requirements are attached is an Overdraft Facility or a Facility for Issue of Guarantees or Letters of Credit; and (bb) in respect of Protection and Indemnity, FD&D, and Mortgagee’s Interest Insurance.
(b)	In case that the Amount of Debt is secured by more than one Vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such Vessels.
(c)	In case that the Vessel insured secures by its Insurances Amounts of Debt under more than one agreements then the above percentages apply to the aggregate of all the Amounts of Debt under all the agreements.
3.4	Any person which is obliged under the agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, it will be obliged and it hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):
(a)	procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per Clause 4(d) below. The Approved Brokers’ Letter of Undertaking shall be compatible with the form recommended by Lloyd’s

Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H.II5) and/or Structural Conditions Warranty (J.H.722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties;
(b)	(if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the Vessel insured any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel insured if and when so requested by the Bank;
(c)	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;
(d)	at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;
(e)	arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;
(f)	deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) in the form set out in Paragraph 4 of this Schedule or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;
(g)	procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which the Vessel insured is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;
(h)	(if so requested by the Bank, but at the cost of the Owner) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on the Vessel insured and stating the opinion of such firm as to the adequacy thereof;
(i)	do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;
(j)	ensure that the Vessel insured shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;
(k)	apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;
(l)	(in case that the Vessel is scheduled to operate or operates within or nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage

Quarterly Declarations for each quarter in time and send copies of same to the Bank; and
(m)	Fleet Cover is permitted only subject to the prior written approval of the Bank, to the conditions set out in 3.4(b) above and the Bank’ prior express written approval of fleet aggregate deductibles.
4.	LOSS PAYABLE CLAUSES AND CANCELLATION CLAUSE
4.1	The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:
(A) Hull and Machinery (Marine and War Risks)
It is noted that by a Deed of General Assignment and a first priority statutory ...... ship Mortgage dated .... ...., 2011 granted by ..., of....... (the “Owner”) in favour of FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagees”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of its Liberian flag m/v “[●]” (the “Vessel”) and accordingly:
(a)	all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Five hundred thousand Dollars ($500,000) or the equivalent thereof in any other currency) shall be paid in full to FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagee”), or to its order; and
(a)	all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee, or to its order.
(B) Protection and Indemnity Risks
Payment of any recovery which [●], of [●] (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece (the “Mortgagee”), in which event all recoveries shall thereafter be paid to the Mortgagee, or to its order; provided that no liability whatsoever shall attach to the Association, its managers or its agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.
4.2	Notice of Cancellation
The Owner to procure that Notice of Cancellation of Insurances be given to the Mortgagee along the following terms:
Notice of Cancellation of Insurances will be given to FBB-First Business Bank S.A., acting for the time being through its office at 62, Notara & Sotiros Dios Streets, 185 35 Piraeus, Greece, (the “Mortgagee”) in any of the following cases:
(a)	immediately if any material changes are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;
(b)	not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;
(c)	immediately if any instructions or notices are received by insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and
(d)	immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Mortgagee fourteen (14) days, from the receipt of such notice in which to remit the sums due.

4.3	Notice of Assignment
The Notice of Assignment shall be in the following form:
Form of Notice of Assignment — First Mortgage
(for attachment by way of endorsement to the Policy)
[●], of [●] (the “Owner”) the owner of the m/v “[●]” registered under [●] flag, (the “Vessel”) HEREBY GIVE NOTICE that by a Deed of General Assignment made the [●] day of [●], 2011 and entered into by us with FBB-First Business Bank S.A. (the “Mortgagee”) there has been assigned by us to the Mortgagee, as first Mortgagee and first Assignee of the Vessel all rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner, including, but not limited to, the insurances constituted by the Policy whereon this notice is endorsed and the Owner has authorised the Mortgagee to have access and/or obtain any copies of the Policy(ies), certificate(s) of entry and/or other information from the insurers.
Dated [●], 2011
For and on behalf of
The Owner
By: ____________________
Attorney-in-fact

EXECUTION PAGE

SIGNED	)
for and on behalf of	)
NEWLEAD PROSPERITY INC.,	)
of Marshall Islands,	)
by Mr. Panagiotis-Peter Kallifidas	)
its duly authorised Attorney-in-fact	)	/s/ Panagiotis-Peter Kallifidas
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Charalampos V. Sioufas

Name:	Charalampos V. Sioufas
Address:	13 Defteras Merarchias Street
Piraeus, Greece
Occupation:	Attorney-at-law

SIGNED	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)
by Mr. Nikolaos Vougoukas	)
its duly authorised Attorney-in-fact	)	/s/ Nikolaos Vougoukas
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Charalampos V. Sioufas

Name:	Charalampos V. Sioufas
Address:	13 Defteras Merarchias Street
Piraeus, Greece
Occupation:	Attorney-at-law